Exhibit 16.1

April 26, 2016

Board of Directors c/o Lee Kok Keing Chief Financial Officer Andes 7, Inc.
460 Brannan Street Suite 78064
San Francisco, CA 94107

Effective April 26, 2016, we will cease our services as your accountants. We have reached this decision reluctantly and after substantial deliberation.

We do not have any disagreement with management or the Company as of December 31, 2015.

/s/ Anton & Chia, LLP Gregory A. Wahl, CPA Managing Partner

cc: Office of the Chief Accountant
Mail Stop 6561
Securities and Exchange Commission
100 F Street, N.E. Washington, D.C. 20549